Exhibit 99.1
Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release

Date:	April 19, 2011

For Release:	Immediate

Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Provides Preliminary First Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter 2011 as-reported and operational earnings of approximately $1.37 per share. As-reported and operational results for first quarter 2010 were $1.12 per share and $1.33 per share, respectively. Entergy also affirmed its previously issued earnings guidance for 2011.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. The special items, reflected in first quarter 2010 as-reported results for Entergy Wholesale Commodities and Parent & Other, were associated with the previously planned spin-off of the non-utility nuclear business.

The first quarter 2011 operational earnings improvement was due to higher earnings at Utility, which was partially offset by lower operational results at Entergy Wholesale Commodities and Parent & Other. First quarter 2011 earnings also reflect accretion from Entergy’s share repurchase programs.

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Entergy News Release: Entergy Provides Preliminary First Quarter Earnings Guidance

April 19, 2011

Utility

The increase in Utility’s earnings in first quarter 2011 was due primarily to higher net revenue driven by increased weather-adjusted sales volume as well as pricing adjustments from previous rate actions. Despite significantly favorable weather in the current period, the weather effect declined quarter-over-quarter compared to the near-record-setting colder-than-normal weather experienced in the first quarter of last year.

Entergy Wholesale Commodities

The quarter-over-quarter decrease in operational earnings at Entergy Wholesale Commodities was driven by lower net revenue and lower other income associated with decommissioning trusts. EWC’s net revenue declined due primarily to lower nuclear production from additional unplanned outage days and lower pricing on its nuclear fleet. Partially offsetting these factors was a lower effective income tax rate due to the absence of a prior year adjustment to income tax expense (associated with federal healthcare legislation enacted in 2010).

Parent & Other

Parent & Other’s operational results declined during the quarter due to several individually insignificant items, including higher interest expense on Parent debt.

Earnings Guidance

Entergy affirmed previously issued as-reported and operational earnings guidance for 2011 to be in the range of $6.35 to $6.85 per share.

Entergy’s senior management will host its 2011 Analyst Meeting on April 29, 2011, in New Orleans, La., to discuss quarterly results and other business matters with investors. Entergy will webcast its analyst meeting starting at 7:30 a.m. CT. Entergy’s Chief Financial Officer Leo Denault will review the first quarter 2011 quarterly results announcement in his presentation, which is

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Entergy News Release: Entergy Provides Preliminary First Quarter Earnings Guidance

April 19, 2011

scheduled to begin at approximately 11:15 a.m. CT. In addition, a question-and-answer session with Entergy’s management team is expected to begin around 1 p.m. CT. The webcast and presentation slides will be available via Entergy’s website at www.entergy.com.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010 and  (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs;(d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; and (e) legislative and regulatory actions, and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.